Exhibit 24(b)(8.92)

SECOND AMENDMENT TO

SELLING AND SERVICES AGREEMENT

THIS SECOND AMENDMENT to the Selling and Services Agreement (“Amendment”) is entered into and is effective this 31st day of March, 2008 by and among ING Life Insurance and Annuity Company (“ING Life”), ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING”) and Lazard Asset Management Securities LLC.

WHEREAS, ING Life, ING Financial and Lazard Asset Management Securities LLC (collectively, “the parties”) previously entered into a Selling and Services Agreement dated as of July 1, 1998 and amended as of June 18, 2007 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to add additional portfolios of The Lazard Funds, Inc. and revise the fee schedule as set forth in Schedule A.

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree to amend the Agreement as follows:

  Schedule A to the Agreement is deleted and replaced in its entirety with the attached Schedule A.

  All other terms, provisions and conditions of the Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, each party has executed this Amendment by a duly authorized officer.

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:   /s/ Charles L Carroll                   7/23/08

Name:  Charles L Carroll

Date:

ING LIFE INSURANCE AND ANNUITY COMPANY

By:   /s/ Michael C. Eldredge

Name:  Michael C. Eldredge

Date:   7-15-08

ING FINANCIAL ADVISERS, LLC

By:   /s/ Michael Pise

Name:  Michael Pise

Date:   7-15-08

Schedule A

Open Shares

Name of Series	Cusip	Annual Percentage Rate (paid monthly)*
Lazard Emerging Markets Equity Portfolio	52106N764	X.XX%
Lazard U.S. High Yield Portfolio	52106N681	X.XX%
Lazard International Equity Portfolio	52106N830	X.XX%
Lazard International Equity Select Portfolio	52106N657	X.XX%
Lazard International Small Cap Equity Portfolio	52106N772	X.XX%
Lazard Mid Cap Equity Portfolio	52106N715	X.XX%
Lazard Small Cap Equity Portfolio	52106N780	X.XX%
Lazard U.S. Small Cap Equity Growth Portfolio	52106N566	X.XX%
Lazard U.S. Strategic Equity Portfolio	52106N632	X.XX%
Lazard U.S. Equity Value Portfolio	52106N574	X.XX%
Lazard International Strategic Equity Portfolio	52106N582	X.XX%
Lazard U.S. Small Cap Equity Value Portfolio	52106N533	X.XX%
Lazard Global Equity Income Portfolio	52106N517	X.XX%
Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N483	X.XX%

_______________________________

٭              Payment is subject to continued effectiveness of the 12b-1 Plan.  We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

Institutional Shares

Name of Series	Cusip	Annual Percentage Rate (paid quarterly)
Lazard Emerging Markets Equity Portfolio	52106N889	N/A
Lazard U.S. High Yield Portfolio	52106N699	N/A
Lazard International Equity Portfolio	52106N400	N/A
Lazard International Equity Select Portfolio	52106N665	N/A
Lazard International Small Cap Equity Portfolio	52106N806	N/A
Lazard Mid Cap Equity Portfolio	52106N723	N/A
Lazard Small Cap Equity Portfolio	52106N509	N/A
Lazard U.S. Small Cap Equity Growth Portfolio	52106N558	N/A
Lazard U.S. Strategic Equity Portfolio	52106N624	N/A
Lazard U.S. Equity Value Portfolio	52106N616	N/A
Lazard International Strategic Equity Portfolio	52106N590	N/A
Lazard U.S. Small Cap Equity Value Portfolio	52106N541	N/A
Lazard Global Equity Income Portfolio	52106N525	N/A
Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N491	N/A